Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of August 11, 2025, and is entered into by and between Stephen Brown (the “Executive”) and NanoVibronix, Inc. (the “Company”). The Company and the Executive shall be referred to herein as the “Parties” and each as a “Party.” This Agreement amends, restates, and supersedes in its entirety those certain Employment Agreements dated September 20, 2024, January 1, 2022, and October 5, 2020 (collectively, the “Prior Employment Agreements”).

RECITALS

WHEREAS, the Executive is currently employed as the Chief Financial Officer (“CFO”) of the Company pursuant to the terms of that certain Employment Agreement between the Company and the Executive dated as of September 20, 2024;

WHEREAS, the Company and the Executive mutually desire to memorialize the terms and conditions under which the Executive will continue to serve as the CFO of the Company effective August 11, 2025 (the “Effective Date”); and

WHEREAS, the Company hereby continues to employ the Executive, and the Executive hereby accepts continued employment, as the CFO of the Company for the period and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

A.	“Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following: methods of operation, products, inventions, services, processes, equipment, know-how, technology, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, database schemas or tables, software, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales methods, plans and strategies, competitors, markets, market surveys, techniques, production processes, infrastructure, business plans, distribution and installation plans, processes and strategies, methodologies, budgets, financial data and information, customer and client information, prices and costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, both before and after the Effective Date, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

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B.	“Cause,” as used herein in reference to termination of the Executive’s employment with the Company, shall mean the Executive’s (a) intentional and material dishonesty in the performance of the Executive’s duties for the Company, including any acts of theft, embezzlement, or fraud; (b) indictment or conviction of, or pleading nolo contendere or guilty to, a felony or a crime involving moral turpitude; (c) refusal to perform, or intentional disregard of, in any material respect, the Executive’s duties and responsibilities under this Agreement; and (d) incurable material breach of this Agreement or any other agreement to which the Executive and the Company are parties. In each such event listed above, if the circumstances are curable, the Company shall give the Executive written notice thereof which shall specify in reasonable detail the circumstances constituting Cause, and there shall be no Cause with respect to any such circumstances if cured by the Executive within thirty (30) days after such notice.

C.	“Restricted Period” means during the Executive’s employment with the Company and for a period of twelve (12) months immediately following the date of termination of Executive’s employment with the Company for any reason.

D.	“Competing Business” means any business, individual, partnership, firm, corporation, or other entity that is competing with any aspect of the Company’s business.

E.	“Work Product” shall mean, collectively, all work product, information, inventions, original works of authorship, ideas, know-how, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, including improvements thereto, that the Executive conceives, creates, develops, makes, reduces to practice, or fixes in a tangible medium of expression, either alone or with others.

ARTICLE II

SERVICES TO BE PROVIDED BY EXECUTIVE

A.	Position and Responsibilities. The Executive shall be employed and serve as CFO of the Company (together with such other position or positions consistent with the Executive’s title as the Company’s Chief Executive Officer (the “CEO”) shall specify from time to time) and shall report directly to the CEO. As the CFO, the Executive shall have such duties and responsibilities customarily commensurate with such title and perform services for the Company as requested or as needed.

B.	Performance. The Executive shall, on a full-time basis, devote the Executive’s time, energy, skill, and reasonable best efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with the Executive’s position as CFO.

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C.	Compliance. In the performance of the Executive’s duties hereunder and as the CFO of the Company, the Executive agrees to at all times act in accordance with high business and ethical standards and in accordance with the general fiduciary duty of executive officers and directors of the Company. The Executive shall comply with the policies, codes of conduct, codes of ethics, written manuals, and lawful directives of the Company and any of its affiliates. The Executive shall keep the CEO promptly and fully informed of the Executive’s conduct in connection with the business and financial affairs of the Company. The Executive shall report to the CEO the Executive’s own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee, director, affiliate or contractor of the Company or other person performing services on behalf of or for the Company immediately upon becoming aware of it.

ARTICLE III

COMPENSATION FOR SERVICES

As compensation for all services the Executive will perform under this Agreement, the Company shall pay the Executive, and the Executive shall accept as full compensation, the following:

A.	Base Salary. Effective March 20, 2025, the Company shall pay the Executive an annual salary of $300,000.00 (USD) (the “Base Salary”), which shall be paid to the Executive less any applicable payroll deductions and tax withholdings, for all services rendered by the Executive under this Agreement. The Company shall pay the Executive the Base Salary in accordance with the standard payroll practices of the Company.

B.	Expenses. The Company agrees that, during the Executive’s employment, it will reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts. Reimbursements shall be in compliance with the Company’s expense reimbursement policies.

C.	Vacation. The Executive shall be eligible for four (4) weeks paid vacation in accordance with the Company’s policy in effect from time to time.

D.	Other Benefits. The Executive is entitled to participate in any group health insurance plan, 401(k) plan, disability plan, group life plan, and any other benefit or welfare program or policy that is made generally available, from time to time, to other employees of the Company, on a basis consistent with such participation and subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time.

E.	Taxes and Withholdings. All sums payable to Executive under this Agreement shall be reduced by all applicable taxes and withholdings, in accordance with applicable law.

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F.	Code Section 409A.

1.	To the extent (a) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the termination of the Executive’s employment with the Company or the Executive’s separation from service to the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”); (b) the Executive is deemed at the time of his termination/separation to be a “specified employee” under Section 409A of the Code; and (c) at the time of the Executive’s termination, the Company is publicly traded (as defined in Section 409A of the Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Executive’s termination/separation) shall not be made until the earlier of (1) the first day of the seventh month following the Executive’s termination/separation, or (2) the date of the Executive’s death following such termination/separation. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single lump sum or in installments) in the absence of this Article III shall be paid to the Executive or the Executive’s beneficiary in one lump sum, plus interest thereon, at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the date of termination of the Executive’s employment with the Company or the Executive’s separation from service to the Company.

2.	To the extent any benefits provided under Article III above are otherwise taxable to the Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

3.	In the case of any amounts payable to the Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §l.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §l.409A-2(b)(2)(iii).

4.	It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

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ARTICLE IV

TERM & TERMINATION

A.	Term of Employment. The employment relationship created hereunder shall be at-will and will remain in effect unless terminated by either party in accordance with this Article IV.

B.	Termination. Either Party may terminate the Executive’s employment with the Company at any time upon thirty (30) days written notice to the other Party, unless such notice period is otherwise waived by the other Party, with the date of termination of the Executive’s employment with the Company being the date provided in the notice of termination. In the event of the termination of the Executive’s employment, the Company shall pay the Executive: (i) the Base Salary through the date of termination; (ii) any accrued and unpaid vacation or similar pay to which the Executive is entitled as a matter of law or Company policy; and (iii) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”). The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following the date of termination of the Executive’s employment. Except for the Accrued Obligations and any other payments owed pursuant to the applicable scenarios in Sections 1-3 below, upon termination of the Executive’s employment, the Company shall have no further liability or obligations to the Executive in connection with the Executive’s employment under this Agreement. The Executive’s termination of employment under this Agreement shall also constitute the Executive’s resignation as an officer or director of any affiliate or subsidiary of the Company, as applicable.

1.	Termination by the Company for Cause or Resignation by the Executive Prior to the Six Month Anniversary. In the event the Company terminates the Executive’s employment for Cause or the Executive voluntarily resigns for any reason on or before the six (6) month anniversary of the Effective Date, the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for the Accrued Obligations.

2.	Termination Without Cause or Resignation by the Executive Following the Six Month Anniversary. In the event the Executive’s employment is terminated by (x) the Company without Cause following the Effective Date or (y) the Executive due to a resignation for any reason following the six (6) month anniversary of the Effective Date, and provided that the Executive (a) executes and delivers a separation, cooperation, and release agreement in a form acceptable to the Company (the “Release”) within twenty-one (21) days after the Executive’s date of termination (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law) and does not revoke or breach such agreement and (b) the Executive finalizes and submits the Company’s reaudited financial statements for its 2023 and 2024 fiscal years, the Company shall pay the Executive severance pay in a total amount equal to $180,000.00 (USD), payable in a lump sum no later thirty (30) days following the effective date of the Release (provided that if the time period for reviewing, executing, and revoking the release begins in one year and ends in a second taxable year, such payment shall not be made until the second taxable year).

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C.	Post-Employment Cooperation and Assistance. During the Executive’s employment and following the date of termination of the Executive’s employment with the Company for any reason, the Executive agrees to cooperate and assist with the transition of the Executive’s responsibilities as requested by the CEO, and to comply with other reasonable post-employment requests by the CEO including responding to reasonable requests it may make for information and assisting the Company in defense of any pending, threatened, or anticipated litigation, proceeding, or inquiry in matters which the Company reasonably determines the Executive’s participation to be necessary; provided that any such cooperation and assistance will take into account the Executive’s other scheduling needs. The Executive shall not be entitled to compensation for providing the foregoing cooperation and assistance, provided that (x) the Executive shall be reimbursed for reasonable and necessary out-of-pocket expenditures (not including attorneys’ fees); and (y) with respect to any cooperation and assistance provided by the Executive which is requested by the CEO after the thirtieth (30th) day following the date of termination of the Executive’s employment with the Company for any reason, the Company shall pay the Executive at an hourly rate of $180.00 (USD) for any hours in excess of ten (10) hours in any month, as determined by the Company.

D.	Survival. Following the Executive’s voluntary or involuntary termination of employment at the Company, the Executive’s post-termination obligations shall continue as set forth in Section C of Article IV above and Article V below.

ARTICLE V

RESTRICTIVE COVENANTS

A.	Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s continued employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants. For the purposes of this Article V, the term “Company” shall be read as broadly as possible to include, without limitation, any of its subsidiaries and affiliates.

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1.	No Unauthorized Use or Disclosure of Confidential Information. The Executive acknowledges and agrees that Confidential Information is proprietary to and/or a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive will cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (i) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (ii) constitutes a protectable business interest of the Company. The Executive acknowledges and agrees that the Company owns the Confidential Information. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. Throughout the Executive’s employment with the Company and as reasonably necessary hereafter: (i) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; and (ii) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties, provided that making a disclosure pursuant to the following paragraph, responding to legal process or required governmental testimony, filings, or administrative proceedings, or making disclosures that cannot be prohibited pursuant to applicable federal, state, or local law will not violate the obligations of this paragraph or Section 5 below.

The Executive acknowledges that the Executive understands that nothing in this Agreement prohibits the Executive from speaking with law enforcement, the Equal Employment Opportunity Commission, the State Division of Human Rights, a local commission on human rights, or an attorney retained by the Executive regarding factual information related to any future claim of discrimination.

Notice of Immunity: The Executive acknowledges that via this paragraph the Company is providing the Executive with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secret to the individual’s attorney and use such trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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2.	Return of Property and Confidential Information. Upon termination of the Executive’s employment with the Company for any reason, and at any time upon the Company’s request, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

3.	Non-Competition. The Executive agrees that during the Restricted Period, other than in connection with the Executive’s duties under this Agreement (including, without limitation, services to subsidiaries or affiliates of the Company), the Executive shall not, directly or indirectly, individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any business directly competing with the business of the Company. Notwithstanding the restrictions contained in this Section A.3 of Article V, the Executive may own an aggregate of not more than two percent (2%) of the outstanding stock of any class of any corporation engaged in a business that directly competes with the business of the Company if such stock is listed on a national securities exchange in the United States (or a comparable exchange in a foreign jurisdiction) or regularly traded in the over-the-counter market by a member of a national securities exchange.

4.	Non-Solicitation. The Executive agrees that during the Restricted Period, other than in connection with Executive’s duties under this Agreement, the Executive shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

a.	Solicit business from, interfere with, induce, attempt to solicit business from, or interfere with any actual or prospective customer, client, supplier (including any content providers), manufacturer, vendor or licensor of the Company with whom the Company does or has done business; or attempt to influence, encourage, persuade or induce any actual or prospective customer, client, supplier (including any content providers), manufacturer, vendor or licensor of the Company with whom the Company does or did business to reduce the extent of its business dealings with the Company; or

b.	Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of the Executive or any competitor of the Company, any person who is an employee or consultant of the Company or who was employed by the Company within the in the United States within the preceding twelve (12) months.

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5.	Non-Disparagement. The Executive recognizes that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great costs, time and effort. Therefore, the Executive agrees that during his employment and after the termination of his employment, the Executive shall not in any way, directly or indirectly, disparage, libel, or defame the Company’s products or services.

B.	Tolling. If the Executive violates any of the restrictions contained in this Article V, the Restricted Period shall be suspended so as to not run in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the satisfaction of the Company.

C.	Remedies. The Executive acknowledges that, in view of the nature of the Company’s business sand the Executive’s position with the Company, the restrictions contained in this Article V are reasonable and necessary to protect the Company’s legitimate business interests and that any violation thereof would result in irreparable injury to the Company. In the event of a breach by the Executive of Article V of this Agreement, the Company shall be entitled to a temporary restraining order and/or injunctive relief as appropriate to prevent the Execute from further breach. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article V but shall be in addition to any remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in such breach or threatened breach of this Agreement.

D.	Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Article V. The Executive acknowledges that the scope and duration of the covenants contained in this Article V are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the business operations (regionally and/or internationally); and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company.

E.	Reformation. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that this entire Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

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F.	No Previous Restrictive Agreements. The Executive represents that, except as disclosed to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence any proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other third parties.

ARTICLE VI

INTELLECTUAL PROPERTY

A.	Assignment of Work Product. During the Executive’s employment with the Company and for a period of twelve (12) months following termination of the Executive’s employment for any reason, the Executive agrees to promptly make full written disclosure to the Company of all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Executive’s employment with the Company. Executive hereby assigns and shall be deemed to have assigned to the Company or its designee(s), all of the Executive’s right, title, and interest in and to any and all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Executive’s employment at the Company (both before and after the Effective Date) that: (a) relates at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; (b) results from any work performed by the Executive for the Company; or (c) has been or will be otherwise made through the use of the Company’s equipment, supplies, facilities, or trade secret information, even if conceived, created, developed, made, reduced to practice, or fixed during other than working hours. The Executive further acknowledges that all original works of authorship that have been or will be made or fixed in a tangible medium of expression by the Executive (solely or jointly with others) within the scope of the Executive’s employment with the Company that are protectable by copyright are “Works Made for Hire,” as that term is defined in the United States Copyright Act. The Executive understands and agrees that the decision whether or not to commercialize or market any Work Product shall be within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such Work Product.

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B.	Patent and Copyright Registrations. The Executive agrees to reasonably assist, at the Company’s expense, the Company or its designee(s) in securing the Company’s rights in any Work Product in any country, including (without limitation) by protecting the Company’s Confidential Information and data, executing any applications, specifications, oaths, assignments, affidavits, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product. The Executive further agrees that, insofar it is within the Executive’s power to do so, the Executive’s obligation to execute or cause to be executed any such instrument or papers continues after the termination of this Agreement. If the Company is unable, after duly reasonable effort, to secure the Executive’s signature on any such documents, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to do all lawfully permitted acts (including but not limited to the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by the Executive.

ARTICLE VII

MISCELLANEOUS PROVISIONS

A.	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York. Venue of any litigation arising from this Agreement or any disputes relating to the Executive’s employment shall be in the United States District Court for the Southern District of New York or a state court of competent jurisdiction in New York, New York. The Executive and the Company hereby consent to, and agree not to challenge, personal or subject matter jurisdiction in the United States District Court for the Southern District of New York or a state court of competent jurisdiction in New York, New York, for any dispute relating to or arising out of this Agreement or the Executive’s employment with the Company.

B.	Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C.	Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

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D.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties and, as of the Effective Date, fully supersedes any and all prior agreements, understandings, or representations between the Parties, pertaining to or concerning the subject matter of this Agreement, including, but not limited to, the Prior Employment Agreements, except that any assignment of inventions, confidentiality, non-competition, or non-solicitation obligations that the Executive has to the Company pursuant to any prior agreement that are, by their terms, intended to survive termination of employment pursuant to such agreement, shall remain in full force and effect. No changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

E.	Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of a Party to insist in any one or more instances upon the other Party’s performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either Party with respect thereto shall continue in full force and effect. The breach by one Party to this Agreement shall not preclude equitable relief or performance of the obligations in Article V.

F.	Modification. The provisions of this Agreement may be amended, modified, or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

G.	Beneficiaries and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, estates and/or legal representatives. The Executive may not assign this Agreement to a third party without prior written approval from the Company. The Company may assign its rights, together with its obligations hereunder, to any affiliate, subsidiary, or successor of the Company. Notwithstanding any such assignment by the Company, the Executive shall be entitled to receive compensation as set forth in Section B.2. of Article IV hereof.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement to be effective as of the Effective Date.

EXECUTIVE:

/s/ Stephen Brown
Stephen Brown

COMPANY:

NanoVibronix, Inc.

By:	/s/ Doron Besser
Name:	Doron Besser
Title:	Chief Executive Officer

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